As filed with the Securities and Exchange Commission on July 25, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE PRICELINE GROUP INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	06-1528493
(State or other jurisdiction of Incorporation or organization)	(I.R.S. employer identification no.)

800 Connecticut Avenue

Norwalk, Connecticut 06854

(Address of principal executive offices, including zip code)

OpenTable, Inc. Amended and Restated 2009 Equity Incentive Award Plan

(Full title of the plans)

PETER J. MILLONES,
Executive Vice President, General Counsel

and Corporate Secretary

800 Connecticut Avenue

Norwalk, Connecticut 06854

(203) 299-8000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With copies to:

KEITH A. PAGNANI

BRIAN E. HAMILTON

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  Check one:

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $0.008 per share, under the OpenTable, Inc. Amended and Restated 2009 Equity Incentive Award Plan	259,275	(2)	$1,206.39	(5)	$312,785,560.86	(5)	$40,286.94	(5)
Common Stock, par value $0.008 per share, under the OpenTable, Inc. Amended and Restated 2009 Equity Incentive Award Plan	43,993	(3)	$1206.39	(5)	$53,072,715.27	(5)	$6,835.77	(5)
Common Stock, par value $0.008 per share, under the OpenTable, Inc. Amended and Restated 2009 Equity Incentive Award Plan	54,971	(4)	$523.35	(6)	$28,769,072.85	(6)	$3,705.46	(6)
TOTAL	358,239		—		$394,628,555.37		$50,828.16

(1)          Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of Common Stock which may become issuable pursuant to the anti-dilution provisions of the OpenTable, Inc. Amended and Restated 2009 Equity Incentive Award Plan.

(2)          Represents 259,275 shares of Common Stock reserved for issuance under the OpenTable, Inc. Amended and Restated 2009 Equity Incentive Award Plan but not currently subject to any outstanding awards.  For more details, please see the explanatory note following this page.

(3)          Represents 43,993 shares of Common Stock issuable pursuant to outstanding restricted stock units under the OpenTable, Inc. Amended and Restated 2009 Equity Incentive Award Plan assumed pursuant to the merger by and among OpenTable, Inc., The Priceline Group Inc. and Rhombus, Inc.  For more details, please see the explanatory note following this page.

(4)          Represents 54,971 shares of Common Stock issuable pursuant to outstanding stock options under the OpenTable, Inc. Amended and Restated 2009 Equity Incentive Award Plan assumed pursuant to the merger by and among OpenTable, Inc., The Priceline Group Inc. and Rhombus, Inc.  For more details, please see the explanatory note following this page.

(5)          Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices per share of the Common Stock as reported on the New York Stock Exchange on July 18, 2014.

(6)          Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act, based on the basis of the weighted average exercise price of the outstanding stock options under the OpenTable, Inc. Amended and Restated 2009 Equity Incentive Award Plan assumed pursuant to the merger by and among OpenTable, Inc., The Priceline Group Inc. and Rhombus, Inc.

EXPLANATORY NOTE

The Priceline Group Inc.(“The Priceline Group” or the “Registrant”) is filing this Registration Statement on Form S-8 with respect to up to 358,239 of its shares of its common stock, par value $0.008 per share (“Common Stock”), issuable in connection with the OpenTable, Inc. Amended and Restated 2009 Equity Incentive Award Plan (the “Plan”).

Pursuant to the Agreement and Plan of Merger, dated as of June 12, 2014 (the “Merger Agreement”), by and among OpenTable, Inc. (“OpenTable”), The Priceline Group and Rhombus, Inc., OpenTable merged with and into Rhombus Inc., a wholly-owned subsidiary of The Priceline Group, on July 24, 2014 (the “Effective Time”). In accordance with the Merger Agreement, at the effective time of the transactions contemplated therein, The Priceline Group assumed each outstanding option to purchase shares of OpenTable common stock granted under the Plan that was unvested at the Effective Time (the “Options”) and each outstanding restricted stock unit granted under the Plan (the “RSUs”). As a result of this assumption, at the Effective Time, the Options were converted to options to purchase shares of Common Stock and the RSUs were converted to restricted stock units with respect to shares of Common Stock.  The Priceline Group also may issue future equity or equity-based awards under the Plan to employees who (a) were employees of OpenTable prior to the effective time of the transactions contemplated in the Merger Agreement or (b) were hired by The Priceline Group or any of its subsidiaries (including OpenTable) after the Effective Time.

PART I

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8.  The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b).  Such documents are not being filed with the Securities and Exchange Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

Item 3.                                                         Incorporation of Documents by Reference

The following documents filed by the Registrant are incorporated herein by reference:

(a)                                 The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on February 20, 2014;

(b)                                 All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)                                  The description of the Registrant’s Common Stock in the registration statement on Form 8-A filed on March 18, 1999 (and any amendment or report filed for the purpose of updating such description) under Section 12(g) of the Exchange Act.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the Securities and Exchange Commission rules shall not be deemed incorporated by reference into this Registration Statement.

Item 4.                                                         Description of Securities

Not applicable.

Item 5.                                                         Interests of Named Experts and Counsel

The legality of the Common Stock to which this Registration Statement relates has been passed upon for the Registrant by Peter J. Millones, Esq., Executive Vice President, General Counsel and Corporate Secretary of the Registrant. As of the date of this Registration Statement, Mr. Millones beneficially owned 3,903 shares of the Registrant’s Common Stock. Mr. Millones will not be eligible to receive Common Stock pursuant to the Plan.

Item 6.                                                         Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director actually and reasonably incurred.

Article Seventh of the Registrant’s Restated Certificate of Incorporation provides that:

(1)                                 the Registrant shall indemnify its directors and officers to the fullest extent authorized or permitted by law, provided that any proceeding initiated by any director or officer (other than a proceeding to enforce rights to indemnification) must be authorized or consented to by its Board of Directors;

(2)                                 the Registrant may, to the extent authorized from time to time by its Board of Directors, indemnify its other employees and agents to the extent that it indemnifies its officers and directors;

(3)                                 the right to indemnification in Article Seventh includes the right to be paid by the Registrant the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition; and

(4)                                 the rights conferred in Article Seventh are not exclusive of any other right any person may have or acquire under the Restated Certificate of Incorporation, the By-Laws of the Registrant, any statute, agreement, vote of stockholders of the Registrant or disinterested directors of the Registrant or otherwise.

Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in such capacity, or arising out of their status as such, whether or not the corporation would have the power to indemnify such person against such liability. The Registrant has obtained officers’ and directors’ liability insurance for the members of its Board of Directors and executive officers for certain losses arising from claims or charges made against them while acting in their capacities as directors and officers of the Registrant.

In addition, Section 102(b)(7) of the DGCL provides that the certificate of incorporation of a corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. Article Fifth of the Registrant’s Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors to the fullest extent permitted by the DGCL.

The Registrant has also entered into indemnification agreements with certain officers of the Registrant and its subsidiaries, indemnifying each such person against losses, liabilities and expenses arising out of any claims made against such person by reason of his or her being a director or officer of the Registrant. Among other exclusions, the Registrant shall not indemnify any person with respect to claims involving breach of duty of loyalty; willful or intentional misconduct, gross negligence or a knowing and willful violation of law; unlawful payment of a dividend or distribution or unlawful stock or equity purchase or redemption; or any receipt of an improper personal benefit.

Item 7.                                                         Exemption from Registration Claimed

Not applicable.

Item 8.                                                         Exhibits

The exhibits filed herewith or incorporated by reference herein are set forth in the Index to the Exhibits filed as part of this Registration Statement hereof.

Item 9.                                                         Undertakings.

The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material changes to such information in this Registration Statement; provided, however, paragraphs (a)(1)(i) and (ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on July 24, 2014.

The Priceline Group Inc.

By:	/s/ Darren Huston
	Name:	Darren Huston
	Title:	Chief Executive Officer

The undersigned officers and directors do hereby constitute and appoint Darren Huston, Daniel J. Finnegan and Peter J. Millones, and each of them severally, with full power of substitution and re-substitution, as our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below, that such person may deem necessary or advisable to enable the Registrant to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for us, any of us, in the capacities indicated below, any and all amendments hereto (including pre-effective and post-effective amendments or any other registration statement filed pursuant to the provisions of Rule 462(b) under the Securities Act); and we do hereby ratify and confirm all that said attorneys-in-fact and agents, each acting alone, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on July 24, 2014.

Signature	Title

/s/ Darren Huston
Darren Huston	President and Chief Executive Officer and Director (principal executive officer)

/s/ Daniel J. Finnegan
Daniel J. Finnegan	Chief Financial Officer and Chief Accounting Officer (principal financial and accounting officer)

/s/ Timothy M. Armstrong
Timothy M. Armstrong	Director

/s/ Howard W. Barker, Jr.
Howard W. Barker, Jr.	Director

/s/ Jeffery H. Boyd
Jeffery H. Boyd	Director

/s/ Jan L. Docter
Jan L. Docter	Director

/s/ Jeffrey E. Epstein
Jeffrey E. Epstein	Director

/s/ James M. Guyette
James M. Guyette	Director

/s/ Nancy B. Peretsman
Nancy B. Peretsman	Director

/s/ Thomas E. Rothman
Thomas E. Rothman	Director

/s/ Craig W. Rydin
Craig W. Rydin	Director

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-K filed on July 18, 2014

4.2	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Form 8-K filed on April 1, 2014)

5.1	Opinion of Peter J. Millones, Esq., Executive Vice President, General Counsel and Corporate Secretary of the Registrant

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Peter J. Millones, Esq. (included in Exhibit 5.1)

24	Power of Attorney (set forth on the signature page)

99.1	OpenTable, Inc. Amended and Restated 2009 Equity Incentive Award Plan